                                                      INTERSTATE POWER COMPANY

                           RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS

                                                                                                               Nine Months Ended
                                                       Twelve Months Ended December 31,                          September 30,
                                                ----------------------------------------------------------  ------------------------
                                                    1995        1996        1997        1998       1999         1999        2000
                                                ----------------------------------------------------------  ------------------------
                                                                                 (Dollars in thousands)

Net income                                         $27,656     $28,323     $29,167     $18,757    $30,846       $25,331     $21,768
Income taxes                                        19,453      18,133      17,685      11,093     19,906        16,094      15,910
                                                ----------------------------------------------------------  ------------------------
Net income before income taxes                      47,109      46,456      46,852      29,850     50,752        41,425      37,678
                                                ----------------------------------------------------------  ------------------------

Interest expense                                    17,136      16,472      15,610      14,826     15,121        11,202      11,996
Estimated interest component of rent expense           371         431         538         415        644           480         532
                                                ----------------------------------------------------------  ------------------------
Fixed charges as defined                            17,507      16,903      16,148      15,241     15,765        11,682      12,528

Preferred dividend requirements
 (pre-tax basis)                                     4,187       4,040       3,966       3,939      4,084         3,042       3,230
                                                ----------------------------------------------------------  ------------------------
Fixed charges and preferred dividend
 requirements                                       21,694      20,943      20,114      19,180     19,849        14,724      15,758
                                                ----------------------------------------------------------  ------------------------

Earnings as defined                                $64,616     $63,359     $63,000     $45,091    $66,517       $53,107     $50,206
                                                ==========================================================  ========================

Ratio of Earnings to Combined Fixed Charges and
 Preferred Dividend Requirements (Unaudited)          2.98        3.03        3.13        2.35       3.35          3.61        3.19
                                                ==========================================================  ========================

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